Exhibit 99.1
NEWS RELEASE
Basic Earth Reports on Efforts at North Dakota Re-entry
Denver, Colorado, November 29, 2006 — Basic Earth Science Systems, Inc. (Basic) (OTC:BB BSIC) reported on the State #16-1H, a horizontal re-entry in McKenzie County, North Dakota, that it has produced back substantially all of the drilling fluid that was leaked away during drilling operations. However, improving oil/water ratios, along with increasing gas production, indicate that the well has yet to stabilize. Efforts have been hampered due to inadequately sized pumping equipment and difficulty obtaining a workover rig. Configured to pump only 50 barrels of fluid per day prior to the re-entry, this equipment has been modified twice to handle increasingly larger volumes of fluid. Furthermore, based on subsurface diagnostic tests, even this new design may require further modification. Basic has a 20% working interest in the State #16-1H that is operated by Missouri Basin Well Service.
“With solid indications of oil, we remain encouraged by these results,” commented Ray Singleton, President of Basic. “We certainly do not have a lack of permeability like we experienced on the LM #1. And, if after stabilizing the well we can attain the 50% oil/water ratio we experience on the LM #2, we will be more than satisfied. Indeed, with each volume-increasing modification, we see a substantial improvement in results. However, as of now it would be premature to predict what our stabilized production rate will be.”
Founded in 1969, Basic is an oil and gas exploration and production company with primary operations in select areas of the Williston basin, the Denver-Julesburg basin in Colorado, the southern portions of Texas, and along the on-shore portions of the Gulf Coast. Basic is traded on the “over-the-counter — bulletin board” under the symbol BSIC. Additional information about Basic Earth Science Systems, Inc. can be accessed via the Company’s web site at www.basicearth.net.
Information herein contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, which can be identified by words such as “should,” ”may,” “will,” “anticipate,” “estimate,” “intend” or “continue,” or comparable words or phrases. In addition, all statements other than statements of historical facts that address activities that Basic intends, expects or anticipates will or may occur in the future are forward-looking statements. Readers are encouraged to read the SEC reports of Basic, particularly the Company’s Quarterly Reports on Form 10-QSB for the quarters ended June 30 and September 30, 2006, in addition to the Company’s Annual Report on Form 10-KSB for the fiscal year ended March 31, 2006, for meaningful cautionary language disclosing why actual results may vary materially from those anticipated by management.